Exhibit 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2017 and 2016
and the Quarter and Year Ended December 31, 2016

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2017
Composite Materials	$269.5	$63.2	$54.8	$387.5
Engineered Products	77.7	13.5	0.1	91.3
Total	$347.2	$76.7	$54.9	$478.8
	73%	16%	11%	100%

Fourth Quarter 2016
Composite Materials	$272.2	$64.2	$54.3	$390.7
Engineered Products	77.7	14.9	0.2	92.8
Total	$349.9	$79.1	$54.5	$483.5
	73%	16%	11%	100%

First Quarter 2016
Composite Materials	$264.3	$63.4	$68.1	$395.8
Engineered Products	86.0	15.9	―	101.9
Total	$350.3	$79.3	$68.1	$497.7
	70%	16%	14%	100%

Year Ended December 31, 2016
Composite Materials	$1,100.5	$256.4	$253.1	$1,610.0
Engineered Products	328.8	65.3	0.2	394.3
Total	$1,429.3	$321.7	$253.3	$2,004.3
	72%	16%	12%	100%